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                        BOLT BERANEK AND NEWMAN INC.
                                EXHIBIT 10.13
             INCENTIVE COMPENSATION PLAN FOR GEORGE H. CONRADES

     On December 28, 1993, the Registrant established an Incentive Compensation Plan (the "Plan") for George H. Conrades, its newly-named president and chief executive officer. An integral part of the Plan is intended to reward Mr. Conrades for restoring the Company to profitable operations and then sustaining profitability on a quarterly basis. Under the Plan, Mr. Conrades would be eligible to receive: an annual bonus equal to $100,000 if the company achieves positive net income (after tax, and after taking into account such bonus) on a quarterly basis; an additional $100,000 if the company achieves positive net income of at least $0.25 per share on a quarterly basis; and an additional $200,000 if the company achieves positive net income of at least $0.50 per share on a quarterly basis; in each case for a number of consecutive quarters that would suggest a reasonable expectation that such earnings would continue. The bonus level achieved for each fiscal year, as well as the number of quarters to be taken into account in each determination under the Plan, is to be made by the Compensation and Stock Option Committee of the Registrant's Board of Directors.
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